UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 29, 2007

MARKWEST ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-31239	27-0005456
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1515 Arapahoe Street, Tower 2, Suite 700, Denver CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-925-9200

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 29, 2007, the Compensation Committee and the Board of Directors of MarkWest Hydrocarbon, Inc. (“MarkWest Hydrocarbon”) and the Compensation Committee and the Board of Directors of MarkWest Energy GP, L.L.C. (the “General Partner”), in its capacity as general partner of MarkWest Energy Partners, L.P. (the “Partnership”), approved the payout and grants of executive incentive awards in recognition of MarkWest Hydrocarbon and the Partnership achieving and exceeding the financial and non-financial targets and goals for fiscal year 2006. The Committees and Boards also established executive compensation levels and performance targets to be applied for determining incentive awards for 2007.

Both MarkWest Hydrocarbon and the General Partner have commonly appointed executive officers; however, these executives are solely employed by MarkWest Hydrocarbon, Inc., and are compensated by MarkWest Hydrocarbon.  While the Partnership and General Partner have no employees, the executives perform management services for the Partnership and are reimbursed under the Services Agreement between MarkWest Hydrocarbon and the General Partner.   Under the Services Agreement, the General Partner causes the Partnership to reimburse MarkWest Hydrocarbon for an allocated portion of the executives’ base and incentive compensation.  Accordingly, both the MarkWest Hydrocarbon and the General Partner’s Compensation Committees and Boards are involved in the determination of the executive compensation determinations.

Base salary is designed to compensate employees for their respective level of responsibility and sustained individual performance.  Base salary adjustments will be made each year based on a merit matrix which considers the individual’s salary relative to market and the individual’s performance.  Incentive compensation is intended to align compensation with business objectives and performance and enable the company to attract, retain and reward high quality executive officers whose contributions are critical to short and long-term success of the Partnership and the Company.

The MarkWest executives’ incentive awards are based upon four key performance metrics: 1) the Partnership’s distributable cash flow; 2) MarkWest Hydrocarbon’s operating cash flow; 3) achievement of agreed-upon strategic and corporate performance goals; and 4) each executive’s departmental and individual goals and performance.  The threshold for funding of incentive awards is based upon distributable cash flow for the Partnership or operating cash flow of Hydrocarbon, which is funded at a minimum of 75% of the respective target.   Stretch performance is recognized for exceeding budgeted financial plans up to 125% of such plans and for achieving or exceeding certain strategic and corporate goals and objectives.  Short-term incentive awards are paid out in cash.  Long term incentive equity awards are granted in phantom units issued under the Partnership’s Long-Term Incentive Plan, and in restricted stock issued under the MarkWest Hydrocarbon 2006 Stock Incentive Plan. These shares/units vest one-third annually over a three-year period.

The Compensation Committees and the Boards of Directors of MarkWest Hydrocarbon and the General Partner approved the covered and named executives’ short-term cash incentive awards for 2006 at 40% of base salary, and the long-term equity incentive awards in the range from 40% to 80% of base salary.  For achieving stretch performance in 2006, incremental stretch short term cash incentive awards for the covered and named executives were granted in the range of approximately 30% to 45% of base salary, and incremental stretch long-term equity incentive awards were granted in the range of approximately 10% to 20% of base salary.  The Compensation Committees separately derive the CEO’s base, short-term, and long-term incentive, and these are granted at the Board’s discretion.  The CEO’s short-term cash incentive award for 2006, including the incremental stretch component, was granted at 91% of base salary.  The CEO’s long-term incentive award for 2006, including the incremental stretch component, was granted at 100% of base salary.

The Compensation Committees and the Boards of Directors of MarkWest Hydrocarbon and the General Partner also approved the executive compensation and the performance targets to be applied for determining incentive awards for 2007.  The CEO’s base annual salary has been raised to $420,000, while the named executive officers’ base annual salaries have been established in the range of $200,000 to $275,000.  The covered executive officers’ 2007 short-term cash incentive targets will range from 40% to 50% of base salary, and the long-term equity incentive targets range from 45% to 85% of base salary.  If stretch performance is achieved in 2007, incremental stretch short-term cash incentive targets will range from 25% to 40% of base salary, while incremental stretch long-term equity awards are left to the discretion of the Compensation Committees and Boards of Directors to determine in early 2008.

The CEO’s 2007 short-term cash incentive target is established at 62.5% of base salary, and the incremental stretch short-term cash incentive target is 37.5% of base salary.  The CEO’s 2007 long-term equity incentive for 2007 is fully left to the discretion of the Compensation Committees and Boards of Directors to determine in early 2008.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)

Date: February 2, 2007	By:	/s/ NANCY K. BUESE
Nancy K. Buese
Senior Vice President and Chief Financial Officer